Exhibit 2.12

AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Amendment to Purchase and Sale Agreement (this “Amendment”) is made as of January 11, 2018, by and among Linn Energy Holdings, LLC, a Delaware limited liability company and Linn Operating, LLC, a Delaware limited liability company (collectively, “Seller”) and Scout Energy Group IV, LP a Texas limited partnership (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated as of December 18, 2017 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement and to memorialize certain mutual agreements relating to certain transactions contemplated by the Purchase Agreement, as more specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment of Schedule 2.07(b). Schedule 2.07(b) to the Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule 2.07(b) attached hereto as Annex 1.

2. Compliance with Purchase Agreement. The Parties acknowledge that this Amendment complies with the requirements to alter or amend the Purchase Agreement, as stated in Section 13.07 of the Purchase Agreement. The Purchase Agreement, as amended herein, is ratified and confirmed, and all other terms and conditions of the Purchase Agreement not modified by this the Amendment shall remain in full force and effect. All references to the Purchase Agreement shall be considered to be references to the Purchase Agreement as modified by this Amendment.

3. Incorporation. The Parties acknowledge that this Amendment shall be governed by the terms of Article XIII of the Purchase Agreement and such provisions shall be incorporated herein, mutatis mutandis.

4. Counterparts. This Amendment may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

SELLER:

Linn Energy Holdings, LLC

By:	/s/ Carlos A. De Ayala
Name: Carlos A. De Ayala
Title: Vice President, Business Development and Strategy Planning

Linn Operating, LLC

By:	/s/ Carlos A. De Ayala
Name: Carlos A. De Ayala
Title: Vice President, Business Development and Strategy Planning

BUYER:

Scout Energy Group IV, LP

By Scout Energy Group IV GP, LLC, its general partner

By:	/s/ Jon Piot
Name:	Jon Piot
Title:	Managing Director